For More Information:

Jzaneen Lalani
General Counsel
(201) 802-7249

Memory Pharmaceuticals Reports Third Quarter 2008 Financial Results

MONTVALE, N.J., November 13, 2008 – Memory Pharmaceuticals Corp. (Nasdaq: MEMY), today reported its financial results for the third quarter ended September 30, 2008.

“Our results reflect continued clinical progress on our programs and our commitment to translate that progress into innovative therapies,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We expanded our agreement with Roche to enhance our ongoing Phase 2 trial for R3487/MEM 3454 in cognitive impairment associated with schizophrenia, or CIAS, resulting in accelerated milestone payments to Memory. We have been pleased with the pace of enrollment in the Phase 2 CIAS trial, and we expect to achieve our enrollment goal for the trial shortly, which will trigger a $5.0 million payment from Roche. During the quarter, we also achieved a milestone related to the Phase 2 CIAS trial under our equity financing agreement with SMRI, triggering an additional investment by the firm. In addition, we completed the final study in our Phase 1 program for R4996/MEM 63908 and are on track to report top-line results from the entire program before year-end.”

Financial Results

For the quarter ended September 30, 2008, the Company reported a net loss of $8.9 million, or $0.11 per share, compared to a net loss of $6.2 million, or $0.09 per share, for the same period in 2007. For the nine months ended September 30, 2008, the Company reported a net loss of $34.8 million, or $0.46 per share, compared to a net loss of $25.7 million, or $0.36 per share, for the same period in 2007.

For the quarter ended September 30, 2008, the Company reported revenue of $4.3 million, compared to revenue of $5.0 million for the same period in 2007. For the nine months ended September 30, 2008, revenue was $6.0 million, compared to revenue of $10.4 million for the same period in 2007. The decrease in both periods primarily reflects revenues from Amgen related to the PDE10 inhibitor program and from SMRI related to the MEM 1003 program which were recognized in 2007 but not in 2008. This was partially offset by increased milestone payments and research and development funding from Roche and the acceleration of deferred revenue recognition as a result of the change in the estimated period of our continuing performance in connection with the nicotinic alpha-7 agonist program.

For the quarter ended September 30, 2008, research and development expenses were $10.3 million, compared to $9.0 million for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, research and development expenses were $31.6 million, compared to $30.1 million the for same period in 2007. The increase in both periods is due primarily to increased costs associated with advancing the Company’s nicotinic alpha-7 receptor agonist, 5-HT6 antagonist and PDE4 inhibitor programs as well as increased costs related to the Company’s restructurings, offset by decreased administrative costs and costs associated with the MEM 1003 program.

General and administrative expenses were $2.3 million for both of the three month periods ended September 30, 2008 and 2007. For the nine months ended September 30, 2008, general and administrative expenses were $7.7 million compared to $7.1 million for the nine months ended September 30, 2007. The increase in the nine month period was due primarily to an increase in legal and patent fees.

At September 30, 2008, the Company had cash and cash equivalents of approximately $14.0 million, compared to $38.2 million at the end of 2007. The Company expects that its existing cash and cash equivalents, together with payments expected to be made under its collaboration agreements, should be sufficient to fund operating expenses, scheduled debt obligations and capital equipment requirements into the first half of 2009.

Third Quarter Highlights and Recent Developments

• Expanded Development Program for R3487/MEM 3454 with Roche. In September 2008, Memory Pharmaceuticals and Roche amended their nicotinic alpha-7 receptor agonist agreement, resulting in accelerated milestone payments to the Company. The companies agreed to expand the ongoing Phase 2 study of R3487/MEM 3454 in cognitive impairment associated with schizophrenia (CIAS) to provide for a more robust data set and increase the potential for the study to facilitate advancing the compound into a pivotal trial. The Company received $3.5 million in connection with the amendment and will receive $5.0 million upon the enrollment of the 212th patient in the trial, which is expected to occur in November 2008. An additional $8.5 million will become due 30 days following the availability of top-line data from the Phase 2 CIAS trial. In addition, Roche has agreed to fund all internal and external costs associated with expanding the trial.

• Received Key U.S. Patent for R3487/MEM 3454 and R4996/MEM 63908. In October, Memory Pharmaceuticals announced the issuance of U.S. Patent No. 7,429,664, which provides composition of matter patent protection for a series of nicotinic alpha-7 receptor agonists including R3487/MEM 3454 and R4996/MEM 63908. The term of the patent extends until at least 2025, which does not reflect any potential patent term extensions.

• Completed Phase 1 Program for R4996/MEM 63908. In September, the Company completed its Phase 1 multiple ascending dose study of R4996/MEM 63908 in healthy volunteers. The trial is the fourth and final study in the Company’s Phase 1 program for the compound. The Company expects to announce top-line results from the entire Phase 1 program in the fourth quarter of 2008.

• Presentations at Scientific Meetings. In July, Memory Pharmaceuticals presented preclinical data for MEM 68626, its lead 5-HT6 antagonist, in a poster presentation at the 2008 Alzheimer’s Association International Conference on Alzheimer’s Disease. The results demonstrate that MEM 68626 is effective in models of cognition that are considered predictive of efficacy in Alzheimer’s disease and mild cognitive impairment.

The Company also reported that six abstracts related to the Company’s clinical and preclinical programs have been accepted for poster presentations at the 38th Annual Meeting of the Society for Neuroscience in Washington, D.C. from November 15 – 19, 2008. The abstracts include additional preclinical data for R3487/MEM 3454, new preclinical data for MEM 68626 and data from its collaboration with Amgen focused on the development of PDE10 inhibitors.

• Raised $2.0 Million under SMRI Equity Financing Agreement. In August, Memory Pharmaceuticals raised $2.0 million in the third and final tranche of its June 2007 equity financing agreement with an investment group led by The Stanley Medical Research Institute (SMRI).

• Realigned Workforce to Support Development Programs. In September, the Company implemented a reduction in its workforce designed to reduce its costs and direct its resources toward its clinical programs. The cost reductions associated with the eliminated positions will help the Company to continue to execute its development strategy and support its key programs, including the ongoing and expected trials for its clinical-stage drug candidates.

• Transferred to the NASDAQ Capital Market and Granted Extension to Comply with NASDAQ Listing Requirements. In October, the NASDAQ Listing Qualifications Panel transferred the listing for the Company’s common stock from The NASDAQ Global Market to The NASDAQ Capital Market and granted the Company until December 3, 2008 to comply with the NASDAQ Capital Market minimum market capitalization requirement of $35 million or the alternative requirement of $2.5 million in stockholders’ equity in order to remain listed.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call on November 13, 2008, at 9:00 a.m. EST to discuss the Company’s third quarter 2008 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, November 13, 2008
Time:	9:00 a.m. EST
Telephone (U.S.):	866. 543.6407
Telephone (international):	617.213. 8898
Participant Passcode:	22960486
Webcast:	http://www.memorypharma.com under the “Investors” section

An audio replay of the conference call will be available from 11:00 a.m. EST on Thursday, November 13, 2008, until Thursday, November 20, 2008. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter pass code number 92102882. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Capital Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$4,339	$5,026	$6,038	$10,444
Operating expenses:
Research and development	10,324	8,988	31,558	30,096
General and administrative	2,273	2,259	7,725	7,104

Total operating expenses	12,597	11,247	39,283	37,200

Loss from operations	(8,258)	(6,221)	(33,245)	(26,756)

Other (expense) income	(159)	—	(130)	—
Interest income (expense) income, net	(524)	39	(1,416)	1,030

Loss before income taxes	(8,940)	(6,182)	(34,791)	(25,726)
Income taxes	—	(3)	—	3

Net loss	$(8,940)	$(6,179)	$(34,791)	$(25,729)

Basic and diluted net loss per share of common stock	$(0.11)	$(0.09)	$(0.46)	$(0.36)

Basic and diluted weighted average number of shares of common stock outstanding	79,373,261	72,610,018	75,076,961	71,617,983

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$14,024	$38,201
Other current assets	8,349	1,417
Restricted cash	505	505
Deferred financing costs	296	519
Property and equipment, net	4,696	5,868
Total assets	$27,870	$46,510

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities (excluding deferred revenue)	$17,986	$8,789
Equipment notes payable, less current portion	8	66
Loan payable	7,129	10,831
Deferred revenue	22,576	18,051
Other non-current liabilities	736	506

Total liabilities	48,435	38,243
Stockholders’ (deficit) equity	(20,565)	8,267

Total liabilities and stockholders’ equity	$27,870	$46,510